Exhibit 3.12
CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

BARNETT OPERATING LLC
This Certificate of Amendment of Barnett Operating LLC (the “Company”) is being duly executed and filed by Quicksilver Resources Inc., as sole member, pursuant to the provisions of Section 6 Del. C. § 18-202 of the Delaware Limited Liability Company Act.
1. The name of the limited liability company is Barnett Operating LLC.
2. Article 1 of the Company’s Certificate of Formation is hereby amended to read in its entirety as set forth below:
FIRST: The name of the limited liability company formed hereby is Barnett Shale Operating LLC.
3. The effective time of this Certificate of Amendment shall be upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 4th day of January, 2012.

Quicksilver Resources Inc.
By:	/s/ John C. Cirone
Name: John C. Cirone
Title: Executive Vice President - General Counsel

CERTIFICATE OF FORMATION

OF

BARNETT OPERATING LLC
This Certificate of Formation of Barnett Operating LLC (the “Company”) is being duly executed and filed by Kelsey Stevens, as an authorized person, to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. §18-201, et seq.).
FIRST:    The name of the limited liability company formed hereby is Barnett Operating LLC.
SECOND:     The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.
THIRD:    The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

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